Exhibit 99.1

Press Release

Gulfport Energy Corporation Launches Tender Offer for Any and All of its 7.750% Senior Notes Due 2020

OKLAHOMA CITY (October 6, 2016) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) today announced that it has commenced a cash tender offer to purchase any and all of its 7.750% Senior Notes due 2020. As of October 5, 2016, Gulfport had $600 million aggregate principal amount of the notes outstanding. The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated as of October 6, 2016, and a notice of guaranteed delivery. The tender offer will expire at 5:00 p.m., New York City time, on October 13, 2016, unless extended (the “Expiration Time”). Tendered notes may be withdrawn at any time before the Expiration Time unless extended.

Holders of notes that are validly tendered and accepted at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed Notice of Guaranteed Delivery and subsequently deliver such notes, each in accordance with the instructions described in the Offer to Purchase, will receive total cash consideration of $1,042.00 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date, which is expected to occur on October 14, 2016.

The tender offer is contingent upon, among other things, Gulfport’s successful completion of a proposed debt financing transaction, the proceeds of which will be sufficient to fund the purchase of all outstanding notes and to pay all fees and expenses associated with such financing and the tender offer. The tender offer is not conditioned on any minimum amount of notes being tendered. Gulfport may amend, extend or terminate the tender offer, in its sole discretion. The Company currently intends to redeem any and all notes that are not validly tendered and purchased by the Company in the tender offer and that remain outstanding.

The tender offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, related Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the offer, by telephone at (800) 864-1460 (toll-free) or for banks and brokers, at (212) 269-5550 (Banks and Brokers only), at the following web address: www.dfking.com/gpor.

Persons with questions regarding the tender offer should contact the following dealer manager: Credit Suisse Securities (USA) LLC, by telephone at (800) 820-1653 (U.S. toll free) or (212) 538-2147 (call collect).

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 25% interest in Grizzly Oil Sands ULC.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the proposed transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions (including the proposed debt financing transaction) described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Paul Heerwagen – Vice President, Corporate Development

pheerwagen@gulfportenergy.com

405-242-4888

Jessica Wills – Manager, Investor Relations and Research

jwills@gulfportenergy.com

405-242-4421